EXHIBIT 19.1
Insider Trading Policy
Amended and Restated as of August 25, 2026

INTRODUCTION
    At Affirm, we deliver honest financial products that improve lives. In the course of our work, we may become aware of material nonpublic information (as defined below) regarding Affirm or other companies. It's on us to act in a legally compliant manner when we are aware of material nonpublic information, and this insider trading policy (this “Policy”) is designed to facilitate such compliance. For purposes of this Policy, “we,” “our,” and “Affirm” refer collectively to Affirm Holdings, Inc. and each of its direct and indirect subsidiaries (including Affirm, Inc.) as they may exist from time to time.
SCOPE
    This Policy applies to all directors, officers, employees, consultants and contractors of Affirm (all of whom we will refer to collectively as “you” throughout this Policy) upon the commencement of their relationship with Affirm. References in this Policy to “you” and restrictions applicable to you also include members of your immediate family (regardless of your marital status), persons with whom you share a household (such as roommates or a spouse), your economic dependents and any other individuals or entities whose transactions in securities you influence, direct or control (collectively, “your covered persons”). You are responsible for making sure that these individuals and entities comply with this Policy. The trading prohibitions and restrictions set forth in this Policy will be superseded by any greater prohibitions or restrictions prescribed by applicable securities laws, including U.S. federal and state securities laws and regulations, or contractual restrictions on the sale of securities.
BACKGROUND
Under applicable securities laws, including U.S. federal and state securities laws, it is illegal to trade in the securities of a company while being aware of material nonpublic information about that company. Information is “material” if a reasonable investor would consider it important in deciding whether to buy or sell securities. Generally speaking, information is “nonpublic” until it has been widely disseminated to the public market. Additional information designed to help you identify material nonpublic information is included in the FAQs below.
During your relationship with Affirm, you may have access to confidential information regarding many aspects of our business and the business of other companies. Because you may have knowledge of specific confidential information that could constitute material nonpublic information, trading by you (including without limitation, in secondary market transactions and/or other transactions with third parties) in securities of Affirm or other companies could constitute “insider trading” and violate the law, as could “tipping” (giving material nonpublic information to) others who may then trade on the basis of that information. The consequences of insider trading or the tipping of material nonpublic information can be severe–the person violating the laws, as well as Affirm, may be subject to criminal and civil lawsuits and financial penalties in connection with a violation of the insider trading laws.

We have adopted this Policy in order to protect Affirm’s reputation for integrity and ethical conduct and to promote compliance with applicable laws governing (i) trading in Affirm securities while being aware of material nonpublic information concerning Affirm or trading in securities of another company while you are aware of material nonpublic information about that company that you learned from your relationship with, or duties to Affirm and (ii) tipping or disclosing material nonpublic information to others who are not authorized to have that information. References in this Policy to “securities” include common stock, preferred stock, bonds, note or debentures (including convertible debt securities), put and call options or other derivative securities, and other marketable securities of any company.
While we reserve the right to implement measures to prohibit any transaction involving Affirm securities from being completed to enforce compliance with this Policy, you should not assume that such measures are in place. You are ultimately responsible for your own compliance, and the compliance of your covered persons, with this Policy.
POLICY
1.    Do not trade while being aware of material nonpublic information
While you are aware of material nonpublic information about Affirm, you may not, directly or indirectly through others, engage in any transaction involving Affirm securities (including certain gifts) other than as discussed under “Permitted Transactions” below. Please keep in mind that it is not an excuse that you did not “use” material nonpublic information in deciding whether or not to engage in a transaction; rather, your awareness of material nonpublic information subjects you to this prohibition on trading.
Additionally, you may not engage in transactions (other than Permitted Transactions) involving the securities of any other company if you are aware of material nonpublic information about that company that you learned from your relationship with, or duties to, Affirm. For example, you may be involved in a proposed transaction involving a prospective business relationship or transaction with another company. If information about that transaction constitutes material nonpublic information for that other company, you are prohibited from engaging in transactions (other than Permitted Transactions) involving the securities of that other company. Similarly, you may not engage in transactions (other than Permitted Transactions) involving the securities of any other company if you are aware of material nonpublic information about Affirm that is also material to that company.
It is important to note that “materiality” is a company-specific determination. Information that is not material to Affirm may be material to another company. For more information on how to assess “materiality,” please refer to the FAQs below.
2.    Do not disclose material nonpublic information for the benefit of others
You may not disclose material nonpublic information concerning Affirm to friends, family members or any other person or entity not authorized to receive such information, or make recommendations or express opinions as to the trading of Affirm securities while aware of material nonpublic information concerning Affirm. This prohibition also applies to the securities of other companies if you are aware of material nonpublic information about such other company that you learned from your relationship with, or duties to Affirm. You are prohibited from engaging in these actions whether or not you derive any profit or personal benefit from doing so.
3.    Comply with trading windows and preclearance obligations, if applicable to you
In order to facilitate compliance with insider trading laws and this Policy, directors, officers and certain designated employees are only permitted to trade in Affirm securities during certain designated open trading windows. These restrictions are described below.

Quarterly Trading Windows. Affirm has established quarterly trading windows to facilitate compliance with insider trading laws and this Policy. All Affirm directors and executive officers are subject to the quarterly trading windows. In addition, other Affirm employees designated by Affirm from time to time also will be subject to the quarterly trading windows. Affirm will periodically inform those individuals who are subject to the quarterly trading windows when those trading windows will open and close. Outside of these quarterly trading windows, those persons subject to quarterly trading windows are prohibited from trading Affirm securities (including certain gifts), except as discussed under “Permitted Transactions” below.
Special Closed Trading Windows. From time to time, an event may occur that may be material to Affirm and is known only by directors, officers and a limited number of other employees. In such cases, the Chief Legal Officer has the authority, at any time and from time to time, in their sole discretion, to subject such persons to a special closed trading window. Persons subject to special closed trading windows are prohibited from trading Affirm securities (including certain gifts) during the special closed trading window, except as discussed under “Permitted Transactions” below. The Chief Legal Officer, or their designee, will notify you as soon as reasonably practicable through an authorized Affirm communication (i) if you are subject to a special closed trading window and (ii) when such restrictions are lifted and you are able to begin trading Affirm securities again. Any person made aware of the existence of a special closed trading window should not disclose the existence of the closed trading window to any other person.
Please note that these special closed trading windows are not designed to address every situation where you may become aware of material nonpublic information about Affirm, and you must never execute a transaction in Affirm securities (other than a Permitted Transaction) when you are aware of material nonpublic information about Affirm, even if an open trading window is in effect.
Affirm executive officers and members of the Affirm board of directors, as well as their covered persons, are required to obtain “pre-clearance” from the Chief Legal Officer prior to trading in Affirm securities. Refer to the FAQs below for additional information about pre-clearance obligations.
4.     Do not execute Prohibited Transactions in Affirm’s securities
You may not execute certain “Prohibited Transactions'' in Affirm’s securities at any time, regardless of whether or not you are at that time aware of any material nonpublic information about Affirm. A list of Prohibited Transactions appears in the FAQs below.
5.     Do not respond to outside inquiries for information
In the event you receive an inquiry for information from someone outside of Affirm, such as a stock analyst, you should refer the inquiry to Affirm’s legal department at ir@affirm.com. In addition, please contact ethics@affirm.com before participating in an “expert network” or similar group or accepting consulting opportunities. Expert networks are groups of professionals often working inside an industry with specialized information who are paid by expert network firms to provide that information to investors who are looking for a competitive edge in trading.
6.    Take personal responsibility: it’s on us
The ultimate responsibility for complying with this Policy and applicable laws rests with each of us. As we request you do in all aspects of your work with Affirm, please use your best judgment at all times and consult with the legal department and/or your own personal legal and financial advisors if you have questions.

FREQUENTLY ASKED QUESTIONS
When may I trade in Affirm securities?
    Unless your trade is a Permitted Transaction, you may only trade in Affirm securities if all of the following conditions have been met:
1.     No Material Nonpublic Information: You are not then aware of material nonpublic information about Affirm;
2.     No Trading Restrictions are in Effect: The trading window is open and you are not then prohibited from trading in Affirm securities pursuant to a special closed trading window or any other determination made by the Chief Legal Officer of Affirm;
3.     Pre-Clearance: If applicable to you because of your status as an Executive Officer and/or as a member of the Affirm board of directors, you have been pre-cleared by Affirm to make the particular trade; and
4.     Transaction is Not Prohibited: The trade is not a Prohibited Transaction.
Am I required to obtain pre-clearance before trading in Affirm securities?
Affirm executive officers and members of the Affirm board of directors, as well as their covered persons, are required to obtain “pre-clearance” from the Chief Legal Officer (or their designee) prior to trading in Affirm securities. Please note that pre-clearance requirements apply to all trades in Affirm securities, including Permitted Transactions with the exception of transactions executed in accordance with previously adopted Rule 10b5-1 Plans established in compliance with this Policy.
Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under applicable laws and regulations. Any advice will relate solely to compliance with applicable laws and regulations and the terms of this Policy and will not constitute investment advice. When requesting pre-clearance, the requestor should carefully consider whether they may be aware of any material nonpublic information about Affirm and should describe fully those circumstances to the Chief Legal Officer (or their designee).
To whom does this Policy apply?
This Policy applies to all directors, officers, employees, consultants and contractors of Affirm upon the commencement of their relationship with Affirm, as well as each of their covered persons.
When am I covered by this Policy? Does this Policy apply to me after I leave Affirm?
You are expected to comply with this Policy until such time as you are no longer affiliated with Affirm and you are no longer aware of any material nonpublic information about Affirm or such other company. This means that, even after you cease to be affiliated with Affirm, you must continue to abide by the applicable trading restrictions until you are no longer aware of material nonpublic information about Affirm.
What types of transactions are covered by this Policy?
“Transactions” or “trading” includes purchases, sales and other transfers of common stock, preferred stock, bonds, note or debentures (including convertible debt securities), put and call options or other derivative securities, and other marketable securities. This Policy also applies to any offers with respect to the transactions discussed above. Please note that there are no exceptions from insider trading laws or this Policy based on the size of the transaction (i.e., this Policy applies whether a trade is for one or 10,000 shares of stock).
What does “material nonpublic information” mean?
Information is “material” if a reasonable investor would consider it important in deciding whether to buy, sell, or hold securities, or would view the information as significantly altering the total mix of information in the marketplace about a company or its securities. Either positive or negative information may be material. Examples of information that may be regarded as material include the following, although the list is not exclusive:
●    financial results, financial condition, projections or forecasts;
●    earnings announcements or outlook, or changes to previously released announcements or outlook;
●    expansion or curtailment of operations and business disruptions;
●    a cybersecurity incident or risk that may adversely impact Affirm’s business, reputation or trading price;
●    changes in securities analyst recommendations;
●    events regarding Affirm securities (e.g., defaults on debt securities, calls of securities for redemption, repurchase plans, stock splits, changes in dividends, changes to the rights of securityholders or an offering of additional securities);
●    introduction of key new products or business strategies;
●    the status of Affirm’s progress toward achieving significant goals;
●    significant developments involving business relationships with merchants, platform partners, originating banks, funding sources or other business partners;
●    major personnel changes, such as changes in senior management;
●    actual or threatened major litigation or regulator inquiries, or significant developments in existing major litigation or regulatory inquiries; or
●    significant corporate events, such as a pending or proposed acquisition or a change in control of Affirm.
Information is “nonpublic” until it has been widely disseminated to the public market by Affirm. This means that the information must be publicly released by Affirm and sufficient time must have passed for the securities markets to absorb or digest the information.
It is important to note that information is not necessarily public just because it has been discussed in the press or on social media, which will sometimes report rumors. You should presume that information is nonpublic unless you can point to its official release by Affirm in at least one of the following ways:
●    publicly available filings with the U.S. Securities and Exchange Commission;
●    issuance of press releases via major newswire; or

●    pre-announced public webcasts.
You may not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of material information. Accordingly, you must not trade in Affirm securities until the commencement of trading on the second business day following the official release of material nonpublic information.
When in doubt, you should assume that the information is material and nonpublic. If you have any questions as to whether information should be considered “material” or “nonpublic,” please contact corporate.legal@affirm.com.
What are “Permitted Transactions”?
Permitted Transactions are transactions to which the trading restrictions in this Policy do not apply. The following is a list of Permitted Transactions:
●     Employee Stock Purchase Plan Purchases. The trading restrictions in this Policy do not apply to purchases of Affirm stock under an Affirm employee stock purchase plan resulting from periodic payroll contributions to the plan. The trading restrictions do apply, however, to subsequent sales of Affirm stock purchased under the plan.
●     Stock Option Exercises. The trading restrictions in this Policy do not apply to exercises of Affirm stock options provided that no Affirm stock is sold in the market to fund the option exercise price or related taxes. The trading restrictions also do not apply to Affirm retaining shares subject to an option being exercised to satisfy tax withholding requirements. The trading restrictions do apply, however, to subsequent sales of Affirm stock received upon the exercise of options.
●     Vesting of Restricted Stock Unit Awards. The trading restrictions in this Policy do not apply to the vesting of Affirm restricted stock unit awards or to the delivery of Affirm stock to you following the vesting of those awards. The trading restrictions also do not apply to Affirm retaining shares to satisfy tax withholding requirements relating to the vesting of restricted stock unit awards. The trading restrictions do apply, however, to subsequent sales of Affirm stock received by you following the vesting of restricted stock unit awards.
●     Gifts to Trusts for Estate Planning Purposes. The trading restrictions in this Policy do not apply to gifts to trusts for estate planning purposes provided that (i) you or your immediate family members are the sole beneficial owners and sole beneficiaries of the transferred securities, and (ii) the terms of the transfer ensure that the securities remain subject to the same restrictions that apply to you. Please contact corporate.legal@affirm.com if you are contemplating a gift of securities.
●     Rule 10b5-1 Trading Plan Transactions. The trading restrictions in this Policy do not apply to transactions provided for under an existing written plan designed to avail yourself of the affirmative defense of Rule 10b5-1 of the Securities Exchange Act of 1934, which requires that the plan be adopted at a time when you were not aware of any material nonpublic information and that certain other conditions be satisfied. To qualify under Rule 10b5-1, a trading plan, among other requirements, must be in writing, must be adopted at a time when the person adopting the plan is not aware of any material nonpublic information, must be subject to a minimum “cooling-off period” (as prescribed by law), must contain specified information about the nature, timing, amounts and prices (or a written formula for determining the nature, timing, amounts and prices) of trades to be executed under the plan, and must not permit the person adopting the plan to have any subsequent influence over the actual execution of trades under the plan. Please contact Affirm’s equity team at tradingplan@affirm.com if you are interested in adopting a Rule 10b5-1 trading plan.
May I execute a Permitted Transaction at any time?
Yes. However, if you are required to obtain pre-clearance for your trades, you still may need to obtain pre-clearance for a Permitted Transaction involving Affirm securities.
What are “Prohibited Transactions”?
You may not engage in any of the following Prohibited Transactions in Affirm’s securities at any time, regardless of whether or not you are at that time aware of any material nonpublic information about Affirm. Please contact Affirm’s legal department at corporate.legal@affirm.com for assistance in determining whether a proposed transaction is a Prohibited Transaction.
●     Publicly Traded Options. You may not trade in publicly traded options, warrants, puts and calls or similar instruments on Affirm securities.
●     Short Sales. You may not engage in short sales of Affirm securities.
●    Hedging Transactions. You may not engage (directly or indirectly) in hedging transactions, including exchange funds, or otherwise engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Affirm securities.
What are “short sales” and “hedging transactions” and why are they Prohibited Transactions?
Generally, a short sale is a transaction where an individual may benefit from a decline in the market price of the security being sold. Please contact Affirm’s legal department at corporate.legal@affirm.com for assistance in determining whether a proposed transaction is a short sale.
Hedging transactions are transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Affirm securities. Hedging transactions include (but are not limited to) collars, equity swaps, exchange funds and prepaid variable forward sale contracts. Please contact Affirm’s legal department at corporate.legal@affirm.com for assistance in determining whether a proposed transaction is a hedging transaction.
What are the potential consequences to me of insider trading?
Penalties for violating insider trading laws can include disgorging profit made or loss avoided by trading, paying the loss suffered by the persons who purchased/sold securities to the insider tippee, paying civil and/or criminal penalties, and/or serving time in prison.
A violation of this Policy is not necessarily a violation of law. We may take disciplinary action against an alleged violator for a violation of this Policy that does not rise to the level of a violation of law, and we may take such disciplinary action before the filing or conclusion of any civil or criminal action. In addition, please be aware that we may prohibit a transaction involving Affirm securities from being completed to enforce compliance with this Policy.
SPECIAL RULES FOR DIRECTORS AND “SECTION 16 OFFICERS”
All directors and all officers who have been designated by the Affirm Board of Directors as “Section 16 officers” (and their covered persons) are subject to certain reporting requirements and other restrictions relating to their ownership of Affirm securities. Information about these reporting requirements and restrictions has been made available to such persons separately.

PRIORITY OF STATUTORY OR REGULATORY TRADING RESTRICTIONS
The trading prohibitions and restrictions set forth in this Policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations, or contractual restrictions on the sale of securities.
AMENDMENTS
We are continuously reviewing and updating our policies to account for changes in the law as well as our own standards. We may amend this Policy at any time and for any reason, subject to applicable law.
INQUIRIES
Please direct all inquiries regarding any of the provisions or procedures of this Policy to Affirm’s legal department at corporate.legal@affirm.com. You may also consult your own legal counsel with respect to questions under this Policy.

Date Approved	Key Changes	Effective Date
June 18, 2024	Amended and Restated Policy	July 1, 2024
August 25, 2026	Non-substantive revisions to clarify existing policy language	August 25, 2026